                                                                 EXHIBIT 9(a)(3)



                               AMENDMENT NO. 2

                    TRANSFER AGENCY AND SERVICE AGREEMENT


        The Transfer Agency and Service Agreement (the "Agreement"), dated July 1, 1995 and as amended on July 1, 1996, by and between AIM Equity Funds, Inc., a Maryland corporation and A I M Institutional Fund Services, Inc., a Delaware corporation, is hereby amended as follows (terms used herein but not otherwise defined herein have the meaning ascribed them in the Agreement):

1) A new Section 2.03 to the Agreement is hereby added in its entirety as follows: "In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses or advances incurred by the Transfer Agent for the reconcilement of demand deposit accounts on behalf of each of the Portfolios. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Shares."

        All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


Dated: July 1,1997

                                        AIM EQUITY FUNDS, INC.


Attest: /s/ DAVID L. KITE               By: /s/ ROBERT H. GRAHAM
       -----------------------------       -----------------------------
            Assistant Secretary                 Robert H. Graham
                                                President
(SEAL)


                                        A I M INSTITUTIONAL FUND SERVICES, INC.


Attest: /s/ OFELIA M. MAYO              By: /s/ JOHN CALDWELL
       -----------------------------       -----------------------------
            Assistant Secretary                 John Caldwell
                                                President

(SEAL)